Exhibit 10.1

Performance STOCK UNIT GRANT NOTICE
UNDER THE
SeaWorld Entertainment, Inc.
2017 OMNIBUS INCENTIVE PLAN

(Employees – Annual Incentive Plan Award – Company Performance Components)

SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), pursuant to its 2017 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below, the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant: [Insert Participant Name]

Date of Grant: [Insert Date of Grant], 2023

Performance Period: The period commencing on January 1, 2023 and ending on December 31, 2023 (the “Performance Period”).

Number of

Restricted Stock Units: [Insert No. of Restricted Stock Units Granted]

Vesting Schedule: The Restricted Stock Units shall vest at such times and in such amounts as set forth in Exhibit A to the Restricted Stock Unit Agreement.

Performance Components

Performance Component	Performance Component Percentage (i.e. Weighting*)	Metric Defined in Exhibit A, Section:
SEAS Adjusted EBITDA	60%	1(b)(A)
SEAS Guest Satisfaction	20%	1(b)(B)
Individual Goal Discretionary	20%	Discretionary
TOTAL	100%

* If a performance metric is part of a group of metrics, the Performance Component Weighting is calculated by multiplying the weight of the individual sub-component times the weight for the total group of metrics.

* *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN WITHIN THE TIME PERIOD SET FORTH IN THE COMPANY’S EQUITY GRANT POLICY, AS IN PLACE ON THE DATE OF GRANT. IF NOT EXECUTED WITHIN SUCH TIME PERIOD THE RESTRICTED STOCK UNITS SHALL IMMEDIATELY BE FORFEITED.

SeaWorld Entertainment, Inc. Participant

________________________________ ________________________________
By: Jim Hughes [Insert Participant Name]
Title: Chief Human Resources Officer

[Signature Page to Restricted Stock Unit Award]

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
SeaWorld Entertainment, Inc.
2017 Omnibus INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan, as it may be amended and restated from time to time, (the “Plan”), SeaWorld Entertainment, Inc., a Delaware corporation, (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing, and deemed for bookkeeping purposes to be equivalent to, an unfunded, unsecured right to receive up to 1.25 shares of Common Stock). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units. The Participant must accept any grant of Restricted Stock Units within the time period set forth in the Company’s Equity Grant Policy, as may be amended from time-to-time.

2. Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest as provided in Exhibit A attached hereto.

3. Settlement of Restricted Stock Units. The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof, provided that, any vested Restricted Stock Units shall be settled (i) in shares of Common Stock (i.e., up to 1.25 shares of Common Stock for each Restricted Stock Unit), or (ii) if, and only if, in excess of the Number of Restricted Stock Units (i.e., more than 1.25 shares of Common Stock for each Restricted Stock Unit) set forth on the Grant Notice, at the election of the Committee, in cash, in each case, as soon as reasonably practicable and, in any event, by the fifteenth day of the third month following the expiration of the applicable Restricted Period. With respect to any Restricted Stock Unit, the period of time on and prior to the Vesting Date (as defined in Exhibit A attached hereto) in which such Restricted Stock Unit is subject to vesting shall be its Restricted Period. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading.

4. Treatment of Restricted Stock Units Upon Termination. The provisions of Section 9(b) of the Plan are incorporated herein by reference and made a part hereof. In the event the Participant undergoes a Termination, the treatment of the unvested Restricted Stock Units shall be as set forth in Exhibit A attached hereto.

5. Company; Participant.

(a) The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability. The Restricted Stock Units are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) except to Permitted Transferees in accordance with Section 15(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

7. Rights as Stockholder; Dividend Equivalents. The Participant shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit (including no rights with respect to voting or to receive dividends or dividend equivalents) unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof. The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of Common Stock. Such dividend equivalents will be provided in shares of Common Stock having a Fair Market Value on the date that the Restricted Stock Units are settled equal to the amount of such applicable dividends, and shall be payable at the same time as the Restricted Stock Units are settled in accordance with Section 3 above. In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.

8. Tax Withholding. The provisions of Section 15(d) of the Plan are incorporated herein by reference and made a part hereof. If the Participant elects any option other than share withholding to pay taxes associated with the vesting of any Restricted Stock Units and the Company’s third party administrator has not received payment for the estimated amount of such taxes due prior to close of the New York Stock Exchange on the applicable vesting date, any taxes due will be payable pursuant to Section 15(d)(ii) of the Plan using share withholding.

9. Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10. No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.

11. Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12. Waiver and Amendments. Except as otherwise set forth in Section 14 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Clawback/Repayment. This Restricted Stock Unit Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time and (ii) applicable law. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

14. Restrictive Covenants; Detrimental Activity.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in Participant’s capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Restricted Stock Unit Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Restricted Stock Unit Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Restricted Stock Unit Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding the foregoing and Appendix A, the provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) of Appendix A shall not apply to the Participant if Participant’s principal place of employment is located in the State of California. The Restricted Stock Units granted hereunder shall be subject to Participant’s continued compliance with such restrictions. For the avoidance of doubt, the Restrictive Covenants contained in this Restricted Stock Unit Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b) Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee (including, without limitation, a breach of any of the covenants contained in Appendix A to this Agreement), then the Committee may, in its sole discretion, take actions permitted under the Plan, including, but not limited to: (i) cancelling any and all Restricted Stock Units, or (ii) requiring that the Participant forfeit any gain realized on the vesting of the Restricted Stock Units, and repay such gain to the Company.

15. Right to Offset. The provisions of Section 15(x) of the Plan are incorporated herein by reference and made a part hereof.

16. Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.

18. Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

Exhibit A

1. Vesting of Restricted Stock Units.

(a) The Performance Period shall mean the period from January 1, 2023 to December 31, 2023. Up to 1.25 shares of Common Stock per each Restricted Stock Unit provided on the Grant Notice will be eligible to be earned based on the performance metrics set forth on the Grant Notice. For each Restricted Stock Unit provided on the Grant Notice, a number of shares of Common Stock equal to one Restricted Stock Unit multiplied by the Total Earned Amount Percentage (as defined below, and at maximum, 1.25 shares per one Restricted Stock Unit) will be eligible to be earned based on the performance metrics set forth in the Grant Notice; provided that the actual payout as a percentage of the Number of Restricted Stock Units begins at 0% and increases indefinitely (to the extent applicable); provided that performance above 125% (i.e., the Total Earned Amount Percentage exceeds 125%) may, at the Committee’s election, result in payout in cash, rather than shares of Common Stock, for any achievement above 125%. The actual payout shall be determined pursuant to Section 1(b) below at the end of the Performance Period and the Earned Amount (as defined below) will be eligible to become vested pursuant to Section 1(c) below. The SEAS Adjusted EBITDA Component, the SEAS Guest Satisfaction Component, and the Individual Goal Discretionary Component as set forth on the Grant Notice shall collectively be referred to herein as the “Performance Components” and the applicable portion of the Number of Restricted Stock Units shall each be referred to herein as the applicable “Performance Component Percentage”.

(b) In accordance with the Plan, the Committee will determine:

(A) Adjusted EBITDA Component. A projected Adjusted EBITDA target for the Performance Period (the “Adjusted EBITDA Target”). For purposes of this Exhibit A, the term “Adjusted EBITDA” shall mean the Adjusted EBITDA which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for the applicable fiscal year during the Performance Period.

(B) SEAS Guest Satisfaction Component. A projected SEAS Guest Satisfaction Component target for the Performance Period is based on certain combined Park Guest Satisfaction targets and Park EBITDA gates for the Performance Period. Each Park represents one-twelfth (1/12th) of the Total SEAS Guest Satisfaction Component. Any payout shall be capped at 125% of the applicable Performance Component Percentage.

In connection with the foregoing, the Company’s Chief Financial Officer shall certify in writing to the Committee the Adjusted EBITDA.

Following the completion of the Performance Period, the Committee will determine the “Actual Performance Percentage” for each Performance Component by calculating for the applicable Performance Component the percentage by which the Adjusted EBITDA met or exceeded (to the extent applicable) the Adjusted EBITDA Target, and determining the applicable percentage achievement of the SEAS Guest Satisfaction Component, and on a discretionary basis, the Individual Goal Discretionary Component. The number of Restricted Stock Units that will be earned with respect to each Performance Component will be based on each percentage determined by applying the following calculation (each, an “Earned Amount Percentage”): (i) the “Percentage of Restricted Stock Units Earned” (right hand column) based on the achievement of the Actual Performance Percentage (left hand column) as set forth in the tables below multiplied by (ii) the applicable Performance Component Percentage (i.e., weighting) set forth in the table on the Grant Notice.

Exhibit A - 1

Actual Performance Percentage for the Adjusted EBITDA Component*	Percentage of Restricted Stock Units Earned for the Adjusted EBITDA Component
Actual Performance Percentage less than 90%	0%
Actual Performance Percentage equal to 90%	33%
Actual Performance Percentage equal to 95%	50%
Actual Performance Percentage equal to 100%	100%
Actual Performance Percentage greater than 100%	No maximum. An additional 0.5% for each $1 million increase above 100% payout.

*For an Actual Performance Percentage at least equal to 90% which falls in between the levels set forth in the table above (until an Actual Performance Percentage of 100%), straight-line interpolation will be applied to determine the Earned Amount Percentage for the applicable Performance Component. Furthermore, the Earned Amount Percentage shall increase indefinitely beyond 100% by 0.5% for each $1 million of performance achievement in excess of 100%.

Actual Performance Percentage for the SEAS Guest Satisfaction Component**	Percentage of Restricted Stock Units Earned for the SEAS Guest Satisfaction Component
Actual Performance Percentage less than 75% of combined Park Guest Satisfaction targets and subject to the “AIP Park EBITDA Gate” (defined below)	0%
Actual Performance Percentage equal to 75% of combined Park Guest Satisfaction targets and subject to the AIP Park EBITDA Gate	75%
Actual Performance Percentage equal to 100% of combined Park Guest Satisfaction targets and subject to the AIP Park EBITDA Gate	100%
Actual Performance Percentage greater than 100% of combined Park Guest Satisfaction targets and subject to the AIP Park EBITDA Gate	125%

**Straight-line interpolation will be applied to determine the Earned Amount Percentage for the applicable Performance Component. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, the SEAS Guest Satisfaction Target shall not be met if Threshold 1 of the Park EBITDA Component is not met as described in the 2023 Annual Incentive Plan (“AIP Park EBITDA Gate”).

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Exhibit A - 2

The sum of the Earned Amount Percentages for each Performance Component is referred to as the “Total Earned Amount Percentage” and when multiplied by the Number of Restricted Stock Units, it is referred to as the “Total Earned Amount”. A number of Restricted Stock Units equal to the Total Earned Amount will be eligible to vest pursuant to Section 1(c) below.

Example:

The following example is for illustrative purposes only and does not guarantee any level of performance or results. In addition, the Participant's Performance Component Percentages may be different than the percentages noted below. The following assumes the Number of Restricted Stock Units equals 100.

Performance Component	**Performance Component Percentage (i.e. Weighting*)**	**Percentage of Restricted Stock Units Earned**	**Earned Amount Percentages**
SEAS Adjusted EBITDA	60%	90%	54%
SEAS Guest Satisfaction	20%	100%	20%
Individual Goal Discretionary	20%	100%	20%
Total:	100%		Total Earned Amount Percentage: 94%
AIP Cost Adjuster - Minimum		(25%)	
Achievement Level			70%

AIP Cost Adjuster - Maximum	25%	
Achievement Level		117%

Achievement level will be applied to both cash and equity. The calculation of Number of Restricted Stock Units under the minimum AIP Cost Adjuster scenario (100) x 0.70 = 70 Restricted Stock Units/shares of Common Stock. The calculation of Number of Restricted Stock Units under the maximum AIP Cost Adjuster scenario (100) x 1.17 = 117 Restricted Stock Unit/shares of Common Stock.

(c) Provided the Participant has not undergone a Termination on or prior to the Vesting Date (as defined below), the number of Restricted Stock Units set forth immediately above shall vest and the restrictions on such Restricted Stock Units shall lapse on the date (the “Vesting Date”) the Committee determines the Actual Performance Percentages of the Performance Period and the Company publicly discloses the Adjusted EBITDA for the Performance Period in the Company’s earnings release which date shall not be later than March 15 in the year following the end of the Performance Period. Any remaining unvested Restricted Stock Units that do not become vested in accordance with preceding sentence (if any) shall immediately be forfeited by the Participant for no consideration as of the Vesting Date. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, the Total Earned Amount Percentage shall be increased or reduced (rounded down to the nearest whole number), as applicable, by up to 25% to the extent that the 2023 Annual Incentive Plan cost targets are met or not met, as determined by the Committee (“AIP Cost Adjuster”).

2. Treatment of Restricted Stock Units Upon Termination.

Except as otherwise set forth in any applicable employment agreement or severance plan or agreement, in the Event of Participant’s Termination for any reason on or prior to the Vesting Date, all unvested Restricted Stock Units shall be forfeited by the Participant for no consideration as of the date of such Termination.

Exhibit A - 3

Appendix A

Restrictive Covenants

1.
Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of two years following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Non-Competition Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom (A) Participant (or Participant’s direct reports) had personal contact or dealings on behalf of the Company or (B) Participant had knowledge of the Company’s dealings with, in each case, during the one-year period preceding Participant’s termination of employment.

(ii) During the Non-Competition Period, Participant will not directly or indirectly:

(A) engage in the Business in any geographical area that is within 300 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, Tampa, Florida, San Diego, California, Chula Vista, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B) enter the employ of, or render any services to, a Core Competitor;

(C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Non-Competition Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire any Executive-Level Employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C) encourage any Material Consultant of the Restricted Group to cease working with the Restricted Group.

(ii) For purposes of this Appendix A:

(A) “Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(B) “Business” shall mean, collectively, the leisure, recreation and entertainment business, including, but not limited to, theme parks, amusement parks, water parks, cruises, facilities with rides and games, and entertainment (and venues associated therewith) or any other business engaged in or being developed (including production of materials used in the Company and its Subsidiaries’ businesses) by the Company and its Subsidiaries, or being considered by the Company and its Subsidiaries, at the time of Participant’s termination of employment.

(C) “Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Parks and Resorts, Six Flags, Inc., Cedar Fair Entertainment Company and Merlin Entertainments Group Ltd., Herschend Family Entertainment, Parques Reunidos and each of their respective Affiliates.

(D) “Executive Level Employee” shall mean the Chief Executive officer, his/her director reports and their direct reports.

(E) “Material Consultant” shall mean any Person providing services to any member of the Restricted Group with a contract value (payable in cash and/or equity) for any given year equal to or greater than $200,000.

(b) Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public or private statements or public or private comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including, without limitation, any statements or comments, whether in person, radio, television, film, social media or otherwise, that are (i) likely to be harmful to the business, business reputation or personal reputation of and (ii) for, on behalf of or in association with any trade, industry, activist or other advocacy group that has, at any time, made adverse or critical statements in relation to) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of Participant’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph). Notwithstanding anything in this section 1(b), the Participant shall be permitted to (x) provide a reasonable and truthful response to or statement to defend Participant against any public statement made by the Company that is incorrect or disparages such person, to the extent necessary to correct or refute such public statement and (y) provide truthful testimony in any legal proceeding or process.

(c) It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a

Appendix - 2

court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e) The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(f) The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, safety, zoological and/or animal training or care practices, protocols, policies or procedures — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Restricted Stock Unit Agreement, the term

Appendix - 3

“family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Restricted Stock Unit Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Restricted Stock Unit Agreement (or, if the Company publicly discloses summaries or excerpts of this Restricted Stock Unit Agreement, to the extent so disclosed).

(iv) Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v) Nothing in this Restricted Stock Unit Agreement shall prohibit or impede Participant from communicating, cooperating, or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Moreover, Participant is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will Participant be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company.

(b) Intellectual Property.

(i) If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all

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rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv) Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v) The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

3. Permitted Disclosure. Nothing in this Appendix A shall prohibit or impede a Participant from communicating, cooperating or filing a complaint with any United States federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any United States federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Each Participant understands and acknowledges that (i) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected

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violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. A Participant does not need to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is a Participant authorized to disclose any information covered by attorney-client privilege or attorney work product or trade secrets of any member of the Company Group without prior written consent of the Company’s Board of Directors or other officer designed by the Company’s Board of Directors. In addition, nothing herein is meant to interfere with Participant’s rights, if any, to engage in concerted activity pursuant to Section 7 of the National Labor Relations Act or any other applicable law.

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